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                                                                 EXHIBIT 23.1

           CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Post-Effective Amendment No. 6 on Form S-3 to Form SB-2 in the Registration Statement (Form S-3, No. 333-476-LA) and related Prospectus of SuperGen, Inc. for the registration of 4,477,402 shares of its common stock and 328,500 warrants exercisable for common stock and to the incorporation by reference therein of our report dated March 25, 1999, with respect to the consolidated financial statements of SuperGen, Inc. included in its Annual Report
(Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.

                                               /s/ ERNST & YOUNG LLP


Palo Alto, California
October 13, 1999